Exhibit 99

            THE PITTSTON COMPANY ANNOUNCES AGREEMENT
               WITH UNITED MINE WORKERS OF AMERICA

Stamford, Ct. - June 16, 1994 - The Pittston Company announced today that its Pittston Coal Group subsidiaries have reached agreement with the United Mine Workers of America for a successor collective bargaining agreement that will remain in effect until December 31, 1998. The new agreement is subject to ratification by the companies' union employees. That vote is expected to take place in the next few days. The current labor agreement with the UMWA expires on June 30.
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Pittston Minerals Group Common Stock (NYSE - PZM) and Pittston
Services Group Common Stock (NYSE - PZS) represent the two classes of common stock of The Pittston Company, a diversified firm with interests in coal and gold mining, security services through Brink's, Incorporated and Brink's Home Security, Inc. and airfreight and logistics management services through Burlington Air Express Inc.